EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statements of Lumenis Ltd. (formerly ESC Medical Systems Ltd.) on Form F-3 (File Nos. 333-6110, 333-8056 and 333-9256) and on Form S-8 (File Nos. 333-6774, 333-40600 and 333-65696) of our report dated
February 18, 2003 (March 26, 2003 as for the approval of a voluntary stock option exchange program mentioned in note 14B), relating to the consolidated financial statements of Lumenis Ltd. which appears in this Form 10-K.

Brightman Almagor & Co.
Certified Public Accountants
A member of Deloitte Touche Tohmatsu

Tel Aviv, Israel
March 28, 2003